Exhibit-99.28(m)(iii)

FIRST AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT

          THIS FIRST AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT dated as of September 1, 2010 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Corporation”), and BESSEMER TRUST COMPANY, N.A., a national association (“BTNA”).

W I T N E S S E T H:

          WHEREAS, the Corporation and BTNA are parties to that certain Shareholder Servicing Agreement dated as of March 1, 2007 (the “Shareholder Servicing Agreement”), pursuant to which BTNA provides certain shareholder support services to each series of the Corporation; and

          WHEREAS, the Corporation and BTNA desire to amend the Shareholder Servicing Agreement to amend the compensation payable thereunder and Schedule A to reflect name changes of certain series of the Corporation;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. Paragraph 1(b) of the Shareholder Servicing Agreement is hereby amended and restated in its entirety to read as follows:

          “In consideration of the foregoing, the Corporation will pay BTNA a fee at the annual rate of 0.2% of each of the Portfolio’s average daily net assets attributable to its clients and clients of any Shareholder Sub-Servicing Agents as compensation for providing Shareholder Support Services to such clients (“Shareholder Servicing Fees”). BTNA’s payment will be accrued by the Corporation daily, and will be payable on the last day of each calendar month for services performed hereunder during the month or on such other schedule as BTNA shall request of the Corporation in writing. ”

          2. The series of the Corporation set forth in Schedule A to the Shareholder Servicing Agreement is hereby deleted in its entirety and replaced by the series of the Corporation set forth in Schedule A hereto.

          3. The Shareholder Servicing Agreement, as expressly amended hereby, shall continue in full force and effect.

          4. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Shareholder Servicing Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern

Marc D. Stern
President and Chief Executive
Officer

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald

John G. MacDonald
Managing Director and Chief Financial
Officer

SCHEDULE A

Old Westbury Funds, Inc. Portfolios

U.S. Large Cap Fund

Non-U.S. Large Cap Fund

Global Small & Mid Cap Fund

Global Opportunities Fund

Real Return Fund

Fixed Income Fund

Municipal Bond Fund